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                                                                     EXHIBIT 4.3

                                 AMENDMENT NO. 1

          TO SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT


     This Amendment No. 1 to the Second Amended and Restated Registration Rights Agreement (the "Amendment") is made as of March 24, 2000, by and among Virage, Inc., a Delaware corporation ("Company"), the purchasers listed on Exhibit A attached hereto (the "New Purchasers"), and the holders of shares of at least 67% of the Underlying Common Stock as such term is defined in the Second Amended and Restated Registration Rights Agreement (the "Investors").

     WHEREAS, the Company and the Investors previously entered into the Second Amended and Restated Registration Rights Agreement dated September 21, 1999 (the "Rights Agreement").

     WHEREAS, in order to induce the New Purchasers to enter into the Common Stock Purchase Agreement by and among the Company and the New Purchasers of even date herewith (the "Purchase Agreement"), the Company and Investors desire to amend the Rights Agreement in order to grant the New Purchasers the registration rights that have been granted to the Investors under the Rights Agreement. Capitalized terms as used herein have the meanings defined for them in the Rights Agreement, unless otherwise defined herein.

     NOW, THEREFORE, for the consideration and mutual covenants set forth herein, the parties hereby agree as follows:

     1. DEFINITION OF UNDERLYING COMMON STOCK. Section 1(b) of the Rights Agreement entitled, "Underlying Common Stock," is hereby amended in its entirety to read as follows:

     "Underlying Common Stock" shall mean (i) the shares of Common Stock issued upon conversion of the Series A, Series B, Series C, Series D and Series E Preferred, (ii) the shares of Common Stock remaining issuable upon conversion of the outstanding Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred, and (iii) the shares of Common Stock issued pursuant to the Common Stock Purchase Agreement dated as of March 24, 2000 (the "Purchase Agreement") by and among the Company and the purchasers listed on Exhibit A hereto (the "New Purchasers), together with all shares of Common Stock and other securities issued or issuable in respect of the Common Stock referred to in clauses
     (i), (ii) and (iii) by reason of stock splits, stock dividends, combinations, mergers, exchanges or other reclassifications or recapitalizations, provided that the term "Underlying Common Stock" shall exclude all shares of Common Stock sold by an Investor in an offering registered under the Securities Act or Rule 144 thereunder."

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     2.   DEFINITION OF PURCHASER. Section 1(g) of the Rights Agreement
entitled, "Purchaser," is hereby amended in its entirety to read as follows:

     "Purchaser" shall mean a purchaser of the Series E Preferred and the New Purchasers and each of their permitted transferees.

     3. By its signature hereto, the New Purchasers become a party to the Rights Agreement, as amended by this Amendment.

     This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.



VIRAGE, INC.



By:
   -----------------------------
         Paul Lego, President


--------------------------------
(Name of Entity)



By:
   -----------------------------
Name:
     ---------------------------
Its:
     ---------------------------

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                                    EXHIBIT A

                                 New Purchasers

Akamai Technologies, Inc.

CNET Investments, Inc.

RealNetworks, Inc.

Thomson Consumer Electronics, Inc.



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